Exhibit 99.1

ELITE PHARMACEUTICALS SUCCESSFULLY CONCLUDES SECOND PILOT PHASE I TRIAL OF ITS ONCE-DAILY OXYCODONE HYDROCHLORIDE PRODUCT
Tuesday June 27, 8:30 am ET

POSITIVE RESULTS FROM SECOND OXYCODONE HCL PRODUCT IN CLINICAL TRIALS

NORTHVALE, N.J.--(BUSINESS WIRE)--June 27, 2006--Elite Pharmaceuticals, Inc. ("Elite" or the Company") (AMEX: ELI - NEWS) has successfully completed a second pilot Phase I pharmacokinetic study evaluating the Company's ELI-154, a once-daily oxycodone HCl. This patent pending product is intended to deliver more consistent levels of the drug to patients who take the drug for chronic pain. Currently, there is no once-daily oxycodone on the market.

The pilot results demonstrated the potential of ELI-154 as a once-daily product
- when compared to OxyContin(R) - to provide sustained blood levels over a 24-hour period while still achieving similar levels of drug in the early and latter parts of the 24-hour period. The valley created by two doses of OxyContin was absent in the case of ELI-154. This was achieved with a single daily dose of ELI-154 compared to OxyContin, which was administered twice over the same period of time.

The pharmacokinetic study was conducted in 19 healthy male subjects evaluating two of Elite's test formulations each at a dose of 40 mg at time zero and a commercially available product, OxyContin at a dose of 20 mg administered at time zero and in 12 hours. This is the second study for ELI-154 and the Company's second oxycodone HCl product in clinical trials. The first pilot Phase I study for this product demonstrated proof of concept.


Encouraged with these promising results, Elite will enter into a Phase II study, which it anticipates commencing in the near term. Also, the Company will seek a meeting with the FDA to discuss the overall NDA developmental program.

"We believe that ELI-154 and ELI-216, our abuse resistant oxycodone hydrochloride, will offer medical practitioners better alternatives to opioids currently being used to treat moderate to severe chronic pain are pleased to complete this important step in the development of ELI-154," said Bernard Berk, Chairman and CEO of Elite Pharmaceuticals. "We are very pleased with the continued positive clinical results of our pain products; first with our Phase I study of ELI-216 and now with ELI-154. We are committed to advancing the development activities of both of these products and are looking forward to initiation of the Phase II study, as soon as practically possible."


A market consulting group, commissioned by the Company to do market research, prepared a report which indicated that the market size for ELI-154 may be greater than $400 million. ELI-154 has previously been referred to as OxyQD and ELI-216 has previously been referred to as OxyNal.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Company's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.


CONTACT:
Investor Relations:
The Investor Relations Group
Dian Griesel or Antima "Taz" Sadhukhan, 212-825-3210
 or
For Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
DWILL@WILLSTAR.NET
WWW.ELITEPHARMA.COM